EXHIBIT 99.1

Kaival Brands Innovations Group, Inc.

Bidi Vapor’s ENDS Potentially Satisfies Adult Cigarette Smokers, Study Says

Clinical study reveals BIDI® Stick e-cigarette may be satisfying alternative for adult combustible cigarette smokers

GRANT, FL, November 29, 2021 (PR Newswire) – Kaival Brands Innovations Group, Inc. (NASDAQ: KAVL) (“Kaival Brands,” the “Company,” or “we”), is the exclusive global distributor of products manufactured by Bidi Vapor, LLC (“Bidi Vapor”), including the BIDI® Stick disposable electronic nicotine delivery system (“ENDS”), which is intended exclusively for adults 21 and over.

Kaival Brands announces the results of a newly published study that found Bidi Vapor’s premium electronic nicotine delivery system (ENDS), a disposable device branded BIDI® Stick, mimicked the blood levels of nicotine when subjects smoked their usual brand of combustible cigarette, potentially providing a satisfying alternative to cigarette smoking.

In research published in November 2021, comparative blood samples revealed a dramatic alignment between combustible cigarettes and BIDI® Sticks (both tobacco and flavored products). Dr. Ian Fearon, the paper’s lead author and renowned, U.K.-based nicotine scientist concluded, “BIDI® Stick ENDS delivered nicotine to users comparably to their usual brand cigarette and also elicited similar subjective effects such as satisfaction and relief.”

Dr. Fearon went further to note the study’s implications: “Thus, the BIDI® Stick ENDS may be a satisfying alternative to cigarettes among current adult smokers, including those that find it difficult to quit or who are not interested in quitting smoking.”

Comparing published research on other ENDS and tobacco-containing “heat-not-burn” products, study authors said the BIDI® Stick may have a greater ability to satisfy adult smokers looking for alternative, non-combustible sources of nicotine. Researchers completed the clinical “pharmacokinetic” or “PK” study in August of this year to assess both the kinetics of nicotine uptake and the subjective experiences in smokers when they used the BIDI® Stick.

The research paper, which is titled “A Randomized, Crossover Clinical Study to Assess Nicotine Pharmacokinetics and Subjective Effects of the BIDI® Stick ENDS Compared with Combustible Cigarettes and a Comparator ENDS in Adult Smokers,” described the findings from a study in adult smokers aged 21 to 65 who smoked at least 10 factory manufactured cigarettes a day.

In a U.S. Food and Drug Administration (“FDA”) media briefing held in March 2018, Mitch Zeller, director of the FDA’s Center for Tobacco Products (CTP) called combustible cigarettes the “deadliest” but “most efficient way to deliver nicotine.” Zeller has gone on to say that e-cigarettes have yet to reach the level of providing the satisfaction smokers want. However, Bidi Vapor’s and Kaival Brand’s management believe that time may have come.

“Based on the findings of a recent clinical study, BIDI® Stick ENDS provide adult smokers with the satisfaction they seek from their usual cigarette brand. This study demonstrates that when BIDI® Sticks are compared with other ENDS products and Heat-not-Burn products, they are more effective at delivering nicotine to cigarette smokers. Additional studies will determine if the BIDI® Stick has potential to be more effective than other tobacco products in switching smokers away from combustible cigarettes” notes Dr. Willie J. McKinney, Principal Scientist at McKinney Regulatory Science Advisors LLC.

“This study shows that the BIDI® Stick can be a meaningful, nicotine delivery alternative for adult smokers aged 21 and older,” said Niraj Patel, President and Chief Executive Officer of Bidi Vapor and Kaival Brands. “We are submitting this data to the FDA as part of our Premarket Tobacco Product Application (PMTA) and believe the scientific evidence supports that the BIDI® Stick is appropriate for the protection of the public health.”

With regards to the equally significant concern of underage vaping, Mr. Patel said measures designed to curb youth access are addressing the problem. “We at Bidi Vapor and Kaival Brands have always employed the strictest youth-access prevention measures and age-verification policies when marketing our products to adults,” he said. “Our focus has always been the needs of the adult smoker, while doing everything possible – including halting online sales – to ensure that minors are not able to access our products.”

“The science demonstrating the value of quality ENDS products—inclusive of flavors—to help adult smokers who are unable or unwilling to entirely choose non-combustible alternatives is growing, not just here in the United States, but globally,” Mr. Patel said. “My hope is that here in the U.S., the FDA continues to evaluate the science and allows the data to drive future decisions. These advances should benefit adult smokers here in America, as well as smokers around the world.”

Bidi Vapor continues to be in active communications with the FDA regarding its PMTA for its 11 flavor varieties of the BIDI® Stick, including its tobacco and menthol products, Mr. Patel said.

Mr. Patel, the Company’s President and Chief Executive Officer, owns and controls Bidi Vapor. As a result, Bidi Vapor and the Company are considered under common control and Bidi Vapor is considered a related party.

ABOUT BIDI VAPOR

Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible marketing, supporting age-verification standards and sustainability through its BIDI® Cares recycling program. Bidi Vapor’s premier device, the BIDI® Stick, is a premium product made with medical-grade components, a UL-certified battery and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. Bidi Vapor is also adamant about strict compliance with all federal, state and local guidelines and regulations. At Bidi Vapor, innovation is key to its mission, with the BIDI® Stick promoting environmental sustainability, while providing a unique vaping experience to adult smokers.

For more information, visit www.bidivapor.com

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ABOUT KAIVAL BRANDS

Based in Grant, Florida, Kaival Brands is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets. Our vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation. Kaival Brands is the exclusive global distributor of all products manufactured by Bidi Vapor.

Learn more about Kaival Brands Innovations Group, Inc., at www.ir.kaivalbrands.com

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Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the timing and results of Bidi Vapor’s appeal of the FDA’s PMTA determinations; the scope of future FDA enforcement of regulations in the ENDS industry; the FDA’s approach to the regulation of synthetic nicotine and its impact on our business; the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; changes in government regulation or laws that affect our business; significant changes in our relationships with our distributors or sub-distributors; and those factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Investor & Public Relations:

Inflection Partners, LLC
New York | Philadelphia | New Orleans
www.inflectionpartnersllc.com
Office: (504) 381-4603
investors@kaivalbrands.com

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